Exhibit 10.9

M/A-COM Technology Solutions Inc.

100 Chelmsford Street

Lowell, MA 01851

July 9, 2009

Mr. Joseph Thomas

Re: Offer of Employment with M/A-COM Technology Solutions Inc.

Dear Joe:

On behalf of M/A-COM Technology Solutions Inc., a Delaware corporation (the “Company”), I am pleased to invite you to join the Company as its Chief Executive Officer, reporting to the Board of Directors with duties and responsibilities customarily associated with that position. This is an exempt position and you will be working out of our Lowell, MA offices. Subject to the terms and conditions set forth in this letter, the effective date of your employment will be April 1, 2009 (the “Effective Date”), or such other date as you and the Company mutually agree in writing.

The terms of this offer of employment are as follows:

1. At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason, subject to the provisions of Paragraph 4 below. We request that, in the event of a resignation, you give the Company at least four weeks’ notice.

2. Compensation. The Company will pay you a salary at the rate of $35,000 per month payable in accordance with the Company’s standard payroll policies, including compliance with applicable withholding requirements. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. You will also be eligible to participate in a Company bonus plan, with a maximum bonus potential equal to 50% of your annualized salary, based on Company and/or individual performance targets determined by the Board of Directors.

3. Stock Options. As you may be aware, the Company’s parent M/A-COM Technology Solutions Holdings, Inc. (“Parent”) is in the process of setting up a stock option plan (the “Plan”) to provide certain employees and other service providers of the Company with employment incentives. Subject to the adoption of the Plan and approval by Parent’s Board of Directors in accordance with applicable law, you will be granted, as soon as practicable following the date both parties have executed this letter agreement:

(a) An option under the Plan to purchase a number of shares of Parent’s Common Stock equal to two percent (2%) of the total number of shares of Parent Common Stock outstanding at the date of such option grant, measured on an undiluted primary shares basis (the “First Option”). One-third (1/3rd) of the shares subject to such First Option will vest and become exercisable on the first anniversary of the Effective Date and an additional one thirty-sixth (1/36th) of the total number of such shares will vest on the corresponding day of each month thereafter, or to the extent such a month does not have the corresponding day, on the last day of any such month, until all the shares are vested, subject to your continued employment with Parent or any of its subsidiaries at each such date.

(b) An additional option under the Plan to purchase a number of shares of Parent’s Common Stock equal to one percent (1%) of the total number of shares of Parent Common Stock outstanding at the date of such option grant, measured on an undiluted primary shares basis (the “Second Option”). One-half of the shares subject to the Second Option shall vest and become exercisable if the consolidated annual revenue of Parent and all Parent’s subsidiaries (“Group Revenue”) (less any such revenue attributable to any products, technologies, assets or organizations acquired by Parent or its subsidiaries after the date hereof) meets or exceeds $280,000,000 (the “First Threshold”) for any fiscal year of Parent ending after the date hereof and on or before December 31, 2012, and the remaining one-half of the shares subject to the Second Option shall vest and become exercisable if Group Revenue (less any such revenue attributable to any products, technologies, assets or organizations acquired by Parent or its subsidiaries after the date hereof) meets or exceeds $295,000,000 (the “Second Threshold”) for any fiscal year of Parent ending after the date hereof and on or before December 31, 2012. In the event that Parent divests any line of business between the date hereof and December 31, 2012, then for purposes of this Paragraph 3(b) only, for each fiscal year of Parent ending after the effective date of such divestment and on or before December 31, 2012: (i) from and after the effective date of such divestment, the otherwise applicable First Threshold and Second Threshold shall be deemed to be reduced, dollar for dollar, by the amount of revenue such business line contributed to Group Revenue for its most recently completed fiscal year prior to the effective date of such divestiture, and (ii) from and after the effective date of such divestment, in measuring the Group Revenue for any such fiscal year for purposes of determining whether a vesting event occurs hereunder, the parties agree to exclude from such calculation (and reduce the otherwise applicable Group Revenue by the amount of) any and all revenue attributable to the line of business so divested.

(c) An additional option under the Plan to purchase a number of shares of Parent’s Common Stock equal to one percent (1%) of the total number of shares of Parent Common Stock outstanding at the date of such option grant, measured on an undiluted primary shares basis (the “Third Option”). One-half of the shares subject to the Third Option shall vest and become exercisable if the consolidated annual earnings before income tax of Parent and all Parent’s subsidiaries, calculated to exclude any (x) gains or losses from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of Parent and such subsidiaries, and (y) other extraordinary gains or losses of Parent and such subsidiaries (“Group EBIT”) exceeds twenty-two percent (22%) of Group Revenue for any fiscal year of Parent ending after the date hereof and on or before December 31, 2012, and the remaining one-half of the shares subject to the Third Option shall vest and become exercisable if Group EBIT exceeds twenty-five percent (25%) of Group Revenue for any fiscal year of Parent ending after the date hereof and on or before December 31, 2012.

The First Option, Second Option and Third Option (collectively, the “Options”) shall each have a per share exercise price equal to the fair market value of a share of Parent common stock as of their grant date, as determined by the Board of Directors in good faith. The Options shall, subject to applicable law, be incentive stock options and shall have a net exercise mechanism, and all Options vested as of the termination of your employment shall be exercisable for a period of 90 days thereafter.

The Options shall otherwise be subject to the terms and conditions of the Plan and related stock option agreement; provided, however, that the Plan and the stock option agreements shall not have any provisions which prevent the issuance of options conforming to the provisions of this letter agreement. No right to any stock is earned or accrued under any such option until such time as vesting occurs, nor does any such grant confer any right to continued vesting or employment. You will be eligible for an additional grant of incentive stock options two years following the effective date of this letter agreement.

4. Severance.

(a) Our at-will relationship notwithstanding, if the Company terminates your employment with the Company other than for “Cause” (as defined below) or you resign for “Good Reason” (as defined below) (each an “Involuntary Termination”) and in either case you sign and deliver to the Company a general release of claims substantially in the form attached as Exhibit A hereto (the “Release”) within 21 days following your termination, and do not revoke the Release, then on the eighth (8th) day following your execution and delivery of such Release you shall be entitled only to the following:

(i)(A) Any and all accrued but unpaid wages earned by you, any Company-approved but unpaid expense reimbursements owed to you, and the cash value of any vacation days accrued by you during the fiscal year your employment terminated (but not any prior fiscal year) and not used by you, and (B) any Company bonus amount earned by you in the fiscal year immediately prior to the fiscal year in which your employment with the Company terminated but not yet paid to you as of the date of such termination (you hereby acknowledge and agree that no such bonus exists with respect to any fiscal year ending on or before the date of this letter agreement), in each of case (A) or (B) as calculated through the date your employment with the Company terminated in accordance with the Company’s standard policies and subject to any applicable withholding and deductions (“Accrued Compensation”).

(ii) Your monthly salary, at the rate then in effect and payable in accordance with the Company’s standard payroll policies, including compliance with applicable withholding, for a period of twelve (12) months following the date your employment with the Company terminated (the “Severance Period”).

(iii) To the extent that you or any of your dependents may be covered under the terms of any medical and dental plans of the Company immediately prior to the termination of your employment, the Company will provide you with reimbursement for premiums paid for the continuation of such benefits for you and those dependents for the same or equivalent coverages through the end of the Severance Period. The Company is under no obligation to provide reimbursement for special coverages for you that would not be covered by the plans applicable to employees generally. The reimbursement payable to you pursuant to this paragraph shall be reduced by the amount equal to the contributions required from time to time from other employees for equivalent coverages under the Company’s medical or dental plans. If and to the extent that you or any of your dependents is or becomes eligible to participate in a medical, dental or other health insurance plan of another employer during the Severance Period, then the reimbursement benefit provided by this paragraph shall be eliminated or commensurately diminished.

(iv) To the extent that, during any Severance Period, the Company pays a bonus pursuant to a Company bonus plan in which you participated as of the date your employment terminated, then, if and when such bonus is paid to other bonus plan participants generally, you shall be entitled to receive a payment equal to the product of the following calculation: (x) the full amount of any bonus payment you would have earned under such bonus plan based on actual results during the full bonus plan measurement period had you remained employed throughout the full bonus plan measurement period, multiplied by (y) a fraction, the numerator of which shall be the number of full calendar months of the bonus plan measurement period that preceded the date that your employment with the Company terminated, and the denominator of which shall be the total number of calendar months comprising the bonus plan measurement period as a whole (such bonus, the “Termination Bonus”).

(v) If such Involuntary Termination occurs within six (6) months following a Change in Control (as defined below), then effective as of immediately prior to the effectiveness of such Involuntary Termination, you shall be given six (6) months’ accelerated vesting credit against your First Option only (meaning that your final total of vested shares as to this First Option shall be equivalent to the number of such shares that would have been vested under the normal vesting schedule of the First Option had you remained employed with the Company through the date that is six (6) months following the effective date of such Involuntary Termination).

(b) In the event of your death or termination of your employment on account of your Disability, you or your estate shall be entitled only to (i) Accrued Compensation, (ii) benefit continuation as set forth in Paragraph 4(a)(iii) above, and (iii) the Termination Bonus. For purposes of this letter agreement, “Disability” shall mean any illness or physical or mental disability or incapacity that has resulted in your eligibility for commencement of long-term disability benefits under the long-term disability plan of the Company applicable to you or, if there is no such long-term disability plan applicable to you, your inability, by virtue of illness or physical or mental disability or incapacity to perform your essential job functions hereunder, whether with or without reasonable accommodations, in substantially the manner and to the extent required hereunder prior to the commencement of such disability for 180 consecutive days.

(c) In the event that you terminate your employment without Good Reason or the Company terminates your employment for Cause, you shall be entitled only to Accrued Compensation.

(d) You hereby agree that the severance benefits provided for in this Paragraph 4 are the only severance benefits from the Company or its Parent, subsidiaries or affiliates to which you may be entitled in the event of the termination of your employment with the Company or its Parent, subsidiaries or affiliates, and that such benefits will be reduced dollar for dollar by any amount the Company or its Parent, subsidiaries or affiliates are required to pay you by law or statute in connection with the termination of your employment that would otherwise duplicate any portion of the severance benefits provided herein. You acknowledge that you are not entitled to any payment by the Company or its Parent, subsidiaries or affiliates by reason of the Tyco Electronics Corporation Employee Severance Pay Plan, as amended, or any written or unwritten policy of honoring such plan (or any similar plan in place) at the Company or any of its predecessors or affiliates. It is acknowledged that this paragraph is not intended by you to operate as a waiver or release of any rights you may have against Tyco Electronics Corporation (“Tyco”) or Cobham Defense Electronics Systems Corporation (“Cobham”) by reason of your participation in any benefit plan or program currently provided to you by such entities following the termination of your employment with those entities.

(e) As used herein, “Cause” shall mean (i) a material act of dishonesty or involving dishonest misrepresentation intended in either case to enrich you at the expense of the Company, (ii) your conviction of, or plea of nolo contendere to, a felony; (iii) your gross misconduct or fraud that materially and adversely affects the Company (monetarily or otherwise); or (iv) your (a) willful and material failure to discharge your employment duties or (b) a willful and material breach of this letter agreement or the ECIA (as defined below), in each case after you have received a written demand for performance from the Company (or notice of misconduct, where applicable) specifying the breach of employment duties and your failure to cure such breach (where such breach is curable) within thirty (30) days of the date of such notice from the Company.

(f) As used herein, “Good Reason” shall mean your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your written consent: (i) the assignment to you of any duties or responsibilities, or the reduction of your duties, responsibilities or authority, if any one or more of such events results in the aggregate in a material diminution of your authority, duties, or responsibilities with the Company in effect on the date of this Agreement, or your removal from the position of CEO; (ii) a material reduction of your base salary, unless such a reduction is part of, and proportionate to, an across the board reduction in the base salary of all Company executives and such reduction does not exceed 20% of your initial base salary hereunder; (iii) a material change in the geographic location at which you must perform services (in other words, as the relocation of your principal place of employment to a facility that is more than fifty (50) miles from your current work location); (iv) the failure of the Company to obtain assumption of this agreement by any successor at or prior to the succession event; or (v) a willful and material breach of this letter agreement by the Company. You agree that, except for subsection (iv) above, you will not resign for Good Reason without first (A) providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days of your initial knowledge or discovery of the grounds for “Good Reason” and (B) the Company failing to remedy such acts or omissions within thirty (30) days following the date of delivery to the Company of such notice. For the avoidance of doubt, a change in control of the Company shall not, by itself, give rise to Good Reason, unless it is accompanied by one or more of the occurrences above. Notwithstanding the foregoing, you agree that (x) no fact in existence as of the date we execute this letter agreement or occurrence prior to such date shall constitute or give rise to Good Reason (provided that nothing in this clause shall bar a claim of “Good Reason” that is based solely on events occurring after the date of this letter agreement which in and of themselves constitute “Good Reason”), and (y) no occurrence noted above will constitute or give rise to Good Reason to the extent that it is required by applicable state or federal securities, employee benefits or employment law.

(g) As used herein, a “Change in Control” shall be deemed to occur if any of the following occur with respect to Parent following the date we each execute this Agreement:

(1) Any person or entity first acquires securities of Parent representing more than 50% of the combined voting power of Parent’s then outstanding securities entitled to vote generally in the election of directors (“Voting Securities”), provided, however, that the following shall not constitute a Change in Control pursuant to this paragraph (g)(1):

(A) any acquisition or beneficial ownership by Parent or a subsidiary or affiliate,

(B) any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by Parent or one or more of its subsidiaries or affiliates,

(C) any acquisition or beneficial ownership by any person or entity with respect to which, immediately following such acquisition, more than 50% of the combined voting power of Parent’s then outstanding Voting Securities is then beneficially owned, directly or indirectly, by persons who beneficially owned more than 50% of the Voting Securities immediately prior to such acquisition, or

(D) any sale of stock by Parent for capital raising purposes (i.e. a sale of stock by Parent that is not accompanied either by a distribution to the shareholders of Parent, or a reduction in the number of shares held by shareholders of Parent);

(2) A majority of the members of the Board of Directors of Parent shall not be Continuing Directors. “Continuing Directors” shall mean: (A) individuals who, on the date hereof, are directors of Parent, (B) individuals elected as directors of Parent subsequent to the date hereof for whose election proxies shall have been solicited by the Board or who shall have been recommended for election by the Board, (C) individuals elected as directors of Parent subsequent to the date hereof pursuant to a nomination or board representation right of preferred shareholders of Parent, or (D) any individual elected or appointed by the Board or stockholders to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly created directorships;

(3) Consummation of a reorganization, merger or consolidation of Parent or a statutory exchange of outstanding Voting Securities, unless, immediately following such transaction,

more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of Parent or the corporation that is the issuer of the securities held by the shareholders of Parent after such transaction is beneficially owned, directly or indirectly, by persons who beneficially owned more than 50% of the Voting Securities of Parent immediately prior to such transaction; or

(4) Consummation of (x) a complete liquidation or dissolution of Parent or (y) the sale or other disposition of all or substantially all of the assets of Parent (in one or a series of related transactions), other than to a subsidiary, affiliate or another entity with respect to which, immediately following such sale or other disposition, more than 50% of the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by persons who were the beneficial owners of more than 50% of the Voting Securities of Parent immediately prior to such sale or other disposition.

5. Benefits. During the term of your employment, you will be eligible, provided that you meet the eligibility requirements of the relevant plans and policies, for the Company’s standard employee benefits applicable to employees at your level, including health, dental, vision, life, and short and long-term disability insurance. The Company is currently exploring the cost and related legal and accounting requirements associated with establishing a salary deferral program, and expects that if one is offered you would be eligible to participate in it. Program particulars and enrollment information will be communicated to you if and when the program is adopted. The Company reserves the right to change the benefits it offers or the terms of such benefits from time to time. You shall be entitled to a minimum of 5 weeks paid vacation and 6 paid personal days per year.

6. Immigration Laws. This offer of employment is contingent on your providing proper documentation of your identity and authorization to work in the United States under applicable immigration laws, as required by Form I-9 of the US Department of Homeland Security.

7. Employee Confidentiality and Invention Assignment Agreement. As a condition of this offer of employment, you will be required to promptly complete, sign and return the Company’s standard form of employee confidentiality and invention assignment agreement (the “ECIA”).

8. No Conflicts. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. We also ask that, before signing this letter, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position, and you represent that such is the case. Notwithstanding the above, the Company acknowledges and agrees that your position as a director of the MA/COM Federal Credit Union shall not be deemed to be a breach of this agreement.

9. General.

(a) This letter agreement and the ECIA, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements made to or with you by the Company, any of its predecessors or affiliates, or any of their respective employees or agents, whether written or oral. As a Company employee, you will also be expected to abide by written Company rules and regulations, whether set forth in a Company-approved employee handbook or otherwise, that may be modified in writing from time to time. In the event of a conflict between the terms and provisions of this letter agreement and the ECIA, the terms and provisions of the ECIA will control. Any amendment of this letter agreement or any waiver of a right under this letter agreement must be set forth in a writing signed by you and an authorized agent of the Board of Directors of the Company to be effective. The law of the state in which you are employed, namely the Commonwealth of Massachusetts, will govern this letter agreement without regard to its conflicts of laws provisions.

(b) In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that we are both waiving any and all rights to a jury trial in connection with such dispute or claim. In the event of any dispute or controversy between the parties to this Agreement, the parties shall try to resolve the dispute in a fair and reasonable way. If the parties are unable to resolve such dispute or controversy within thirty (30) days after the complaining party’s written notice to the other party of such dispute or controversy, the parties shall first seek to resolve the dispute or controversy pursuant to non-binding mediation conducted in Boston, Massachusetts. Each party shall bear its own expenses in connection with the mediation.

10. Access to Advisors. You acknowledge that you have had opportunity to consult with any tax, legal or other advisors you have deemed necessary prior to entering into this letter agreement and understand your rights and obligations thereunder, and that you are not relying on the Company or any of its affiliates or employees for related advice. The Company and Parent make no warranty to you with respect to tax treatment of any compensation to be paid to you in connection with your employment, and you shall be solely responsible for the payment of all taxes due and owing with respect to wages, benefits, and other compensation provided to you by Parent or the Company.

11. Section 409A.

(a) To the extent applicable, it is intended that this letter agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the Code”). This letter agreement shall be administered and interpreted in a manner consistent with this intent, and any provision that would cause this letter agreement to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A of the Code).

(b) If a termination of your employment does not result in a “separation from service” within the meaning of Section 409A of the Code for purposes of determining the timing of any payment provided for by this letter agreement, termination shall not be considered to occur until you have incurred such a separation from service. This paragraph shall not affect the determination of your entitlement to any payment or benefit, but only the timing thereof.

(c) For purposes of this letter agreement, each amount to be paid or benefit to be provided to you pursuant to this letter agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.

(d) With respect to expenses eligible for reimbursement under the terms of this letter agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.

(e) To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A(a)(2)(B)(i) of the Code, in the event that (i) any stock of the Company or an affiliate thereof is publicly traded on an established securities market or otherwise (as defined for purposes of Section 409A(a)(2)(B)(i) of the Code), and (ii) you are a “key employee” with respect thereto (as defined for purposes of Section 409A(a)(2)(B)(i) of the Code), any amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following termination of employment shall instead be paid on the first business day after the date that is six months following your termination of employment (or upon death, if earlier).

12. Notices. Any notice or other communication required or permitted under this letter agreement shall be in writing and deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when delivered, if delivered personally to the intended recipient and (iii) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:

To Joseph Thomas:

At the address listed on the first page of this letter agreement with a copy (which shall not constitute notice) to:

Stephan G. Bachelder, Esq.

Bachelder & Dowling, P.A.

120 Exchange Street, 4th Floor

Portland, ME 04112

To the Company:

M/A-COM Technology Solutions Inc.

100 Chelmsford Street

Lowell, MA 01854

Attn: Board of Directors and General Counsel

or such other address as such party may hereafter specify for the purpose by notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this letter agreement in the space provided below and returning it to me, along with your completed and signed ECIA and the attached Indemnification Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

Sincerely,

M/A-COM Technology Solutions Inc.

By:	/s/ John Ocampo
Its Chairman

Date: 9th, July 2009

AGREED TO AND ACCEPTED:

“Employee”

/s/ Joseph Thomas
Joseph Thomas
CEO

Date: 7/16/09

AGREED TO AND ACCEPTED, SOLELY AS TO PARAGRAPHS 3 and 4(a)(v) HEREOF:

“Parent”

By:	/s/John Ocampo
Its Chairman

Date: 9th, July 2009

Enclosures:

ECIA

Form of Release Form of Indemnification Agreement

EXHIBIT A

FORM OF RELEASE

This agreement is entered into between M/A-COM Technology Solutions Inc. (the “Company”) and Joseph Thomas as of the date set forth below.

1. I understand and acknowledge that I have had sufficient time to review this Release (“Release”) and to decide whether to enter into it. I also understand that I could have at least three weeks to make this decision if I so desire. I also understand that I have seven (7) days after I sign this Release to change my mind and revoke in writing the Release.

2. I acknowledge that the Company has advised me in writing through this Release that I should consult an attorney prior to signing this Release.

3. I understand that by signing this Release, in addition to releasing any and all claims against the Company, I am specifically releasing any and all rights and claims up to the date of my signature which I have for alleged age discrimination under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), against the Company, its directors, officers, employees and others released in this Release.

4. I acknowledge that the Company’s obligation to pay me the severance payments (less any withholding obligations) contemplated by Paragraph 4 of that certain letter agreement, dated as of June [            ], 2009, between the Company and me concerning my employment by the Company (the “Employment Agreement”), in accordance with the terms and conditions thereof (including the timing of such payment), is conditioned upon, among other things, my execution of this Release without subsequent revocation.

5. Except for the Company’s obligations pursuant to Paragraph 4 of the Employment Agreement, to the broadest extent permitted by law, I hereby release and discharge the Company and its parents and subsidiaries, and each of its and their past, present and future officers, directors, members, servants, employees, attorneys, insurers, shareholders, successors, independent contractors, consultants and assigns (collectively, “Releasees”) from any and all claims, expenses, contracts, demands, obligations, liabilities, actions, costs, debts and causes of action of every nature, known or unknown, which have existed or now exist whether in law or equity which I have or had or may claim to have by reason of any and all matters from the beginning of time through the effective date of this Release. These include, but are not limited to, claims or causes of action based on, or arising out of, any alleged wrongful termination, retaliation, breach of contract, breach of implied covenant of good faith and fair dealing, common law torts, breach of public policy, misrepresentation, fraud, fraudulent inducement, infliction of emotional distress, failure to pay wages or other compensation and/or discrimination or harassment based on race, national origin, marital status, sex, religion, age, sexual orientation and/or disability. I specifically understand that I am releasing all claims or rights I may have against any Releasee as of the date of my signature under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”). This Release shall not, however, constitute a waiver of: (a) my rights under Paragraph 4 of the

Employment Agreement intended to survive my termination of employment; (b) any rights I may have under the Company’s certificate of incorporation, By-Laws, insurance policies or other written agreements with respect to indemnification; or (c) any claims to enforce rights arising under the ADEA or other civil rights statute after the effective date of this Agreement.

6. I represent that there has been no filing on my behalf through the date hereof with any government agency or court of any claim, charge, or complaint against the Company or any other Releasee. I agree that I know of no bases for any claim described in the immediately preceding paragraph, and that, to the extent consistent with applicable law, I shall not hereafter pursue any individual claim against any of the Releasees by filing a claim, complaint or charge with any federal, state or local court, arbitration panel or administrative agency, for or on account of anything that is the subject of this Release, and that I shall indemnify the Releasees and hold them harmless for any such claim, including, without limitation, their reasonable legal fees incurred in respect of any such claim. To the extent consistent with applicable law, I hereby waive any right that I may have to recover any compensation or damages in any action against any of the Releasees brought by any governmental entity on my behalf or on behalf of any class of which I may be a member for or on account of anything that is the subject of this Release. Notwithstanding anything to the contrary in this paragraph, this paragraph shall not apply to claims in respect of, and shall not prevent me from seeking to enforce, any of my rights described in the last sentence of the immediately preceding paragraph.

7. I acknowledge that the purpose of this Release is to release claims, if any, I may have against any Releasee, and to the extent that any alleged claim is not or cannot be released under current law, the payments provided by the Company in this Release shall be an offset against any such unreleased claim, if any.

8. I will preserve the confidentiality of all of the Company’s proprietary information as provided in the ECIA (as defined in the Employment Agreement) and will otherwise comply with the ECIA in all respects.

9. I will keep the terms of this Release confidential and will not disclose such terms (other than as required by law) to any other person or entity, other than to my spouse, counsel and tax advisors; it being understood that I am responsible for directing such authorized recipients to preserve the confidentiality of all such information.

10. I understand that neither this Release nor anything in it shall be considered as any admission by the Company or any Releasee of any preexisting obligation or improper conduct whatsoever. I understand that the Company and each Releasee denies any such obligations or improper conduct.

11. I have read this Release and understand its contents. I am signing this Release voluntarily and without any coercion. I am of sound mind and competent to manage my legal, personal and business affairs and enter into a binding agreement in this regard, and am not currently prevented from doing so by the effects of any intoxicant, drug, medication, health condition or other influence.

12. I acknowledge that the making, execution and delivery of this Release has been induced by no promises, representations, statements, warranties or agreements other than those expressed herein. I understand it supersedes all prior discussions and agreements between me and the Company or any representative or affiliate of the Company, whether oral or in writing[, other than                                              , which remains in full force and effect]. I also agree that if any provision of this Release is deemed invalid, the remaining provisions will still be given full force and effect. This Release cannot be orally modified, orally revised, or orally rescinded, and can only be amended in a written instrument signed by both me and an authorized representative of the Company.

Dated:
Joseph Thomas

ACCEPTED AND ACKNOWLEDGED:

M/A-COM Technology Solutions Inc.

By:
Name:
Title:

SEPARATION AGREEMENT

AND

RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (hereinafter “Agreement”) is entered into by and between Joseph Thomas (hereinafter “Employee,” “I” or “me”) and M/A-COM Technology Solutions Inc. (hereinafter “Company”). Company’s parent, M/A-COM Technology Solutions Holdings, Inc., a Delaware corporation (“Parent”), has also executed this Agreement and the Offer Letter (as defined below) and is a beneficiary of the promises of Employee contained herein and therein. For the consideration described herein, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

A. Employee has made the determination to retire from service to the Company, and to provide for a rapid and orderly succession of his prior duties has resigned, effective February 7, 2011, from any and all positions with the Company and its affiliates pursuant to the written resignation letter attached hereto as Exhibit A.

B. Employee will remain on the Company’s payroll at his current salary through February 18, 2011, which shall be the effective date of his retirement from service to the Company (the “Termination Date”). During this transitional period his duties shall be limited to complying with this Agreement, the ECIA (as defined below), and the Company’s written policies, and assisting with the transition of his former duties and authority as and to the extent requested by Charles Bland of the Company.

C. Employee and Company have previously entered into a letter agreement dated as of July 16, 2009, setting forth the terms and conditions of Employee’s employment with the Company (“Offer Letter”), Paragraph 4 of which makes provision in certain circumstances for severance benefits to be provided to Employee in exchange for a release of claims. Company and Employee hereby agree that Section D of this Agreement amends, supersedes, terminates and replaces in its entirety Paragraph 4 of the Offer Letter, and that in the event of any inconsistency or conflict between the terms of this Agreement and the terms of the Offer Letter, the terms of this Agreement shall be controlling.

D. In the event that Employee (i) signs and delivers the resignation letter attached hereto as Exhibit A as of February 7, 2011 and (ii) signs and delivers to the Company this Agreement within 21 days following the Termination Date, and does not revoke this Agreement, then on the eighth (8th) day following Employee’s execution and delivery of this Agreement, Employee shall be entitled only to the following (pursuant to this Agreement, the Offer Letter, or otherwise):

1. The accrued and unpaid salary, expense reimbursement and vacation amounts through the Termination Date described in Paragraph 4(a)(i)(A) of the Offer Letter, it being agreed and acknowledged that no unpaid amounts of the type described in Paragraph 4(a)(1)(B) of the Offer Letter are or will be owed to Employee through the Termination Date (Company and Employee acknowledge that the amounts set forth in this subsection D(1) (and only this subsection D(1)) will be paid to Employee regardless of whether Employee executes this agreement or not);

2. The salary continuation for the Severance Period as described in Paragraph 4(a)(ii) of the Offer Letter, it being noted that the Severance Period shall mean the twelve (12) month period beginning on the day following the Termination Date and ending on the date that is one year thereafter;

3. The reimbursement for premiums paid by Employee for the continuation of medical and dental benefits as described in Paragraph 4(a)(iii) of the Offer Letter, provided that: (i) this benefit and any related terms and conditions shall be extended for a maximum period of twenty-eight (28) months following the Termination Date, rather than for the Severance Period, subject to the conditions and limitations therein stated, (ii) the reimbursement shall only be applicable to the extent that Employee or any of his dependents were covered under the terms of any medical and dental plans of the Company as of February 7, 2011, and (iii) in no case shall the Company be obligated to pay Employee more than $513 per month in the aggregate pursuant to this subsection D(3), subject to any applicable tax withholding;

4. The potential opportunity for a partial bonus payout as described in Paragraph 4(a)(iv) of the Offer Letter, which Employee and Company agree shall only apply if, when and to the extent an incentive payout is earned generally under the Company’s First Half 2011 Cash Incentive Plan, under which Employee shall have the opportunity to earn up to seventy-five percent (75%) of the total bonus, if any, Employee otherwise would have earned had he remained employed by the Company and in good standing through the end of the applicable plan period and through the payment date of any cash incentive amounts earned under such plan;

5. Effective as of the Termination Date, an additional one hundred sixty-six thousand six hundred sixty-five (166,665) unvested options to purchase shares of common stock of Parent currently held by Employee pursuant to that certain Incentive Stock Option Agreement for an initial option grant amount of 2,000,000 options between Employee and Parent dated September 29, 2009 (the “Time-vested Option”) shall immediately vest and become exercisable;

6. To the extent that Employee was covered under the terms of any Company-provided life insurance policy as of February 7, 2011, the Company will provide Employee with reimbursement for premiums paid for the continuation of such benefits for Employee for a period of up to twenty-eight (28) months following the Termination Date, provided, however, in no case shall the Company be obligated to pay Employee more than $83 per month hereunder, subject to any applicable tax withholding. The Company is under no obligation to provide reimbursement for special or additional coverages for Employee that would not be covered by the plans applicable to employees generally. If and to the extent that Employee becomes eligible to participate in a life insurance plan of another employer during this period, then the reimbursement benefit provided by this paragraph shall be eliminated or commensurately diminished; and

7. Subject to Employee first delivering his Company-issued computer and mobile phone to Phil Stathas so that they can be “wiped” of Company confidential information to the Company IT Department’s reasonable satisfaction as of the Termination Date, (i) Employee will be allowed to retain his Company-issued computer following the Termination Date, and (ii) Employee will be allowed to retain his Company-issued mobile phone, the Company will not object to Employee arranging for transfer of the same telephone number to a new account set up by him at his cost, and the Company will pay the monthly service charge for such phone through April 30, 2011 or if sooner, the date he transfers the number.

E. Company and Employee agree and acknowledge that (a) as of February 1, 2011, Employee had exercised an aggregate of 1,166,667 vested options and held an aggregate of 55,556 vested and exercisable options to purchase Common Stock of Parent pursuant to the Time-vested Option, and no other vested and exercisable options to purchase Parent common stock, (b) concurrently with any accelerated vesting of a portion of the Time-vested Option provided for by Section D(5) above, all remaining 611,112 unvested options to purchase Parent common stock represented by the Time-vested Option and all 2,000,000 options represented by those two certain Incentive Stock Option Agreements, each for an initial option grant amount of 1,000,000 options, between Employee and Parent dated September 29, 2009 and featuring certain performance-based vesting terms, shall immediately terminate and thereafter be null, void, and without legal effect.

F. Except as noted in Section D(7) above, Employee agrees to return all Company property in his possession to Charles Bland or Phil Stathas no later than the Termination Date. Company property includes, but is not limited to: building I.D., company credit cards or purchasing cards, office keys and company car keys, company computers and/or laptops, all computer files and software, diskettes, storage media, papers, notes and other documents, and all copies, relating to its business, and its customers, that Employee has acquired by virtue of his employment. Employee further agrees to execute documents reasonably requested by the Company to relinquish or transfer any bank signature and similar authorities to others within the Company.

G. Employee hereby represents and warrants to the Company and Parent, and acknowledges, covenants and agrees with the Company and Parent, as follows:

1. I understand and acknowledge that I have had sufficient time to review Agreement and to decide whether to enter into it. I also understand that I could have at least three weeks to make this decision if I so desire. I also understand that I have seven (7) days after I sign this Agreement to change my mind and revoke in writing the Agreement.

2. I acknowledge that the Company has advised me in writing through this Agreement that I should consult an attorney prior to signing this Agreement.

3. I understand that by signing this Agreement, in addition to releasing any and all claims against the Company, I am specifically releasing any and all rights and claims up to the date of my signature which I have for alleged age discrimination under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), against the Company, Parent, their directors, officers, employees, stockholders, affiliates and others released in this Agreement.

4. I acknowledge that the Company is hereby fully and forever released of any and all obligation to provide me any severance benefits whatsoever pursuant Paragraph 4 of the Offer Letter, and further acknowledge that any obligations of the Company to pay me severance benefits (less any applicable withholding obligations) contemplated by this Agreement, is conditioned upon, among other things, my execution of this Agreement without subsequent revocation.

5. Except for the Company’s obligations pursuant to Section D of this Agreement, to the broadest extent permitted by law, I hereby release and discharge the Company, Parent, their, respective parents and subsidiaries, and each of their past, present and future officers, directors, members, servants, employees, attorneys, insurers, shareholders, successors, independent contractors, consultants and assigns (collectively, “Releasees”) from any and all claims, expenses, contracts, demands, obligations, liabilities, actions, costs, debts and causes of action of every nature, known or unknown, which have existed or now exist whether in law or equity which I have or had or may claim to have by reason of any and all matters from the beginning of time through the effective date of this Agreement. These include, but are not limited to, claims or causes of action based on, or arising out of, any alleged wrongful termination, retaliation, breach of contract, breach of implied covenant of good faith and fair dealing, common law torts, breach of public policy, misrepresentation, fraud, fraudulent inducement, infliction of emotional distress, failure to pay wages or other compensation, failure to issue or deliver equity securities or otherwise related to actual or potential securities issuances, and/or discrimination or harassment based on race, national origin, marital status, sex, religion, age, sexual orientation and/or disability. I specifically understand that I am releasing all claims or rights I may have against any Releasee as of the date of my signature under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”). This Agreement shall not, however, constitute a waiver of: (a) my rights under Section D of this Agreement intended to survive my termination of employment; (b) any rights I may have under the Company’s certificate of incorporation, By-Laws, insurance policies or other written agreements with respect to indemnification; or (c) any claims to enforce rights arising under the ADEA or other civil rights statute after the effective date of this Agreement.

6. I represent that there has been no filing on my behalf through the date hereof with any government agency or court of any claim, charge, or complaint against the Company or any other Releasee. I agree that I know of no bases for any claim described in the immediately preceding paragraph, and that, to the extent consistent with applicable law, I shall not hereafter pursue any individual claim against any of the Releasees by filing a claim, complaint or charge with any federal, state or local court, arbitration panel or administrative agency, for or on account of anything that is the subject of this Agreement, and that I shall indemnify the Releasees and hold them harmless for any such claim, including, without limitation, their reasonable legal fees incurred in respect of any such claim. To the extent consistent with applicable law, I hereby waive any right that I may have to recover any compensation or damages in any action against any of the Releasees brought by any governmental entity on my behalf or on behalf of any class of which I may be a member for or on account of anything that is the subject of this Agreement. Notwithstanding anything to the contrary in this paragraph, this paragraph shall not apply to claims in respect of, and shall not prevent me from seeking to enforce, any of my rights described in the last sentence of the immediately preceding paragraph.

7. I acknowledge that the purpose of this Agreement is to release claims, if any, I may have against any Releasee, and to the extent that any alleged claim is not or cannot be released under current law, the payments provided by the Company in this Agreement shall be an offset against any such unreleased claim, if any.

8. I will preserve the confidentiality of all of the Company’s proprietary information as provided in the ECIA (as defined below) and will otherwise comply with the ECIA in all respects.

9. I will keep the terms of this Agreement confidential and will not disclose such terms (other than as required by law) to any other person or entity, other than to my spouse, counsel and tax advisors; it being understood that I am responsible for directing such authorized recipients to preserve the confidentiality of all such information.

10. I understand that neither this Agreement nor anything in it shall be considered as any admission by the Company or any Releasee of any preexisting obligation or improper conduct whatsoever. I understand that the Company and each Releasee denies any such obligations or improper conduct. I agree that I will not in any way disparage the Company or the Releasees, my employment experience with the Company, or the Company’s products, services, agents, representatives, directors, officers, stockholders, attorneys, employees, or affiliates.

11. I have read this Agreement and understand its contents. I am signing this Agreement voluntarily and without any coercion. I am of sound mind and competent to manage my legal, personal and business affairs and enter into a binding agreement in this regard, and am not currently prevented from doing so by the effects of any intoxicant, drug, medication, health condition or other influence.

12. I acknowledge that the making, execution and delivery of this Agreement has been induced by no promises, representations, statements, warranties or agreements other than those expressed herein. I understand this Agreement supersedes all prior discussions and agreements between me and the Company or any representative or affiliate of the Company, whether oral or in writing, other than that certain Employee Confidentiality and Invention Assignment Agreement between me and the Company dated as of July 16, 2009 (the “ECIA”), which remains in full force and effect. I also agree that if any provision of this Agreement is deemed invalid, the remaining provisions will still be given full force and effect. This Agreement cannot be orally modified, orally revised, or orally rescinded, and can only be amended in a written instrument signed by both me and an authorized representative of the Company.

H. The law of the Commonwealth of Massachusetts, will govern this Agreement without regard to its conflicts of laws provisions.

I. In the event of any dispute or claim relating to or arising out of this Agreement or the subject matter thereof, the parties hereby waive any and all rights to a jury trial in connection with such dispute or claim. In the event of any dispute or controversy between the parties to this Agreement, the parties shall try to resolve the dispute in a fair and reasonable way. If the parties are unable to resolve such dispute or controversy within thirty (30) days after the complaining party’s written notice to the other party of such dispute or controversy, the parties shall first seek to resolve the dispute or controversy pursuant to non-binding mediation conducted in Boston, Massachusetts. Each party shall bear its own expenses in connection with the mediation. Notwithstanding the foregoing, Employee agrees that the Company and the Releasees have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies they may have at law or in equity for breach of this Agreement, and that they may seek such relief without going through the above administrative procedures in order to address or prevent any breach by Employee of this Agreement.

J. Employee has had opportunity to consult with any tax, legal or other advisors Employee has deemed necessary prior to entering into this letter agreement and understands his rights and obligations hereunder, and is not relying on the Company, Parent or any of their affiliates or employees for related advice. The Company and Parent make no warranty to Employee with respect to tax treatment of any compensation or severance benefit paid or to be paid to Employee in connection with his employment or this Agreement, and Employee shall be solely responsible for the payment of all taxes due and owing with respect to any wages, benefits, and other compensation or payments provided to Employee by Parent or the Company.

K. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the Code”). This Agreement shall be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A of the Code). For purposes of this letter agreement, each amount to be paid or benefit to be provided to Employee pursuant to this letter agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. With respect to expenses eligible for reimbursement under the terms of this letter agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A(a)(2)(B)(i) of the Code, in the event that (i) any stock of the Company or an affiliate thereof is publicly traded on an established securities market or otherwise (as defined for purposes of Section 409A(a)(2)(B)(i) of the Code), and (ii) you are a “key employee” with respect thereto (as defined for purposes of Section 409A(a)(2)(B)(i) of the Code), any amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following termination of employment shall instead be paid on the first business day after the date that is six months following your termination of employment (or upon death, if earlier).

L. This Agreement may be executed in multiple counterparts, all of which together shall constitute a single agreement. Facsimile copies of the signatures of any party hereto shall be deemed binding originals.

In witness whereof, the parties have executed this Agreement on the respective dates set forth below.

Dated: 2-8-2011	/s/ Joseph Thomas
Joseph Thomas

ACCEPTED AND ACKNOWLEDGED:

M/A-COM Technology Solutions Inc.

By:	/s/ Clay Simpson
Name:	Clay Simpson
Title:	Vice President

M/A-COM Technology Solutions Holdings, Inc.

By:	/s/ Clay Simpson
Name:	Clay Simpson
Title:	Vice President